united states
Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 19, 2020

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)
DELAWARE	0-12114	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
550 S. Hope Street, Suite 2850 Los Angeles, CA		90071
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (231) 271-1600
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2020, the Board of Directors (the "Board") of Cadiz Inc. (the "Company") received notice from Water Asset Management, LLC ("WAM") that its aggregate beneficial ownership of the Company's common stock, par value $0.01 per share, fell below the five percent (5%) ownership threshold required by the previously reported Cooperation Agreement, by and between WAM and the Company, dated as of May 1, 2018 (the "Cooperation Agreement").  As a result of WAM failing to own at least 5% of the Company's issued and outstanding common stock, WAM has lost its right under the Cooperation Agreement to designate any independent directors to the Board. In connection with WAM's forfeiture of this right, Jeffrey J. Brown notified the Company on February 19, 2020 of his resignation from the Board, effective immediately.  Mr. Brown’s resignation was not due to any disagreement with the Company that is known to any executive officer of the Company on any matter relating to the Company's operations, policies or practices.

“Jeff brought significant financial and public board expertise to the Board.  On behalf of all of the members of the Board, we wish Jeff our very best and want to thank him for his dedicated service to Cadiz,” said Keith Brackpool, the chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

By: /s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Date:  February 20, 2020